Exhibit 95
Mine Safety Disclosures
The Company owned or operated sand, gravel, shale, clay, and aggregate quarries during the year ended December 31, 2018. The Financial Reform Act ("Dodd-Frank") requires us to disclose in our periodic reports filed with the SEC, specific information about each of our quarries comprised of notices, violations, and orders1 made by the Federal Mine Safety and Health Administration ("MSHA") pursuant to the Federal Mine Safety and Health Act of 1977. The business activities which give rise to these disclosures pertain to certain of our infrastructure-related businesses, which were transferred to Arcosa in connection with the spin-off transaction; therefore, the following table is a summary of the reportable information required for our quarries that operated only during the portion of the year for which such businesses were under Trinity's ownership:

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)		Total Number of Mining Related Fatalities (#)		Received Notice of Pattern of Violation Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Rye (4102547)	1	—	—	—	—	$912	[2]	1	[11]	No	No	—	—	—
Belton (4101043)	—	—	—	—	—	$118	[3]	—		No	No	—	—	—
Malloy Bridge (4102946)	—	—	—	—	—	$354	[5]	—		No	No	—	—	—
Cottonwood (4104553)	—	—	—	—	—	$236	[4]	—		No	No	—	—	—
Wills Point (4104113)	—	—	—	—	—	$—	[5]	—		No	No	—	—	—
Indian Village (1600348)	—	—	—	—	—	$354	[5]	—		No	No	—	—	—
Kopperl (4104450)	—	—	—	—	—	$1,140	[5]	—		No	No	—	—	—
Wills Point II (4104071)	—	—	—	—	—	$118	[4]	—		No	No	—	—	—
Asa (4104399)	—	—	—	—	—	$256	[3]	—		No	No	—	—	—
Paradise (4103253)	—	—	—	—	—	$118	[3]	—		No	No	—	—	—
Anacoco (1600543)	—	—	—	—	—	$826	[6]	—		No	No	—	—	—
Curry (4105307)	—	—	—	—	—	$354	[5]	—		No	No	—	—	—
Streetman (4101628)	—	—	—	—	—	$236	[4]	—		No	No	—	—	—
Boulder (0504415)	1	—	—	—	—	$2,039	[7]	—		No	No	—	—	—
Frazier Park (0400555)	—	—	—	—	—	$573	[8]	—		No	No	—	—	—
Livingston (0100034)	—	—	—	—	—	$118	[3]	—		No	No	—	—	—
Erwinville (1600033)	4	—	—	—	—	$6,956	[9]	—		No	No	—	—	—
Brooks (1500187)	—	—	—	—	—	$—		—		No	No	—	—	—
Brooklyn (1200254)	2	—	—	—	—	$652	[10]	—		No	No	—	—	—

1	Significant and Substantial (S&S) citations are reported on this form. Non-S&S citations are not reported on this form but any assessments resulting from non-S&S citations are reported.
2	One S&S citation and two non-S&S citation were issued.
3	One non-S&S citation was issued.
4	Two non-S&S citations were issued.
5	Three non-S&S citations were issued.
6	Seven non-S&S citations were issued.
7	One S&S citation and three non-S&S citations were issued.
8	Three non-S&S citations were issued. Proposed amounts are still pending.
9	Four S&S citations and twelve non-S&S citations were issued.
10	Two S&S citations and two non-S&S citations were issued.
11
On April 12, 2018, a fatality occurred within the property boundaries of the Rye Plant. MSHA's investigation and determination that the fatality would be non-chargeable as a Mining-Related Fatality pursuant to Accident/Illness Investigations Procedure Handbook Number PH11-I-1 was still pending at the time of the Arcosa spin-off.